Exhibit 99.1

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER ENDED
JULY 28, 2018

Contact:	John Van Orden, CFO
(973) 467-2200
john.vanorden@wakefern.com
Springfield, New Jersey – October 8, 2018 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 28, 2018.

Net income was $6,011,000 in the fourth quarter of fiscal 2018 compared to $6,805,000 in the fourth quarter of fiscal 2017. The fourth quarter of fiscal 2018 includes a $822,000 (net of tax) non-recurring credit accrued related to multi-employer pension benefits, $671,000 (net of tax) in non-recurring assessments from Wakefern and $551,000 (net of tax) in pre-opening costs related to the Bronx, New York City store. Excluding these items, net income decreased 6% in the fourth quarter of fiscal 2018 compared to the prior year primarily due to higher operating and administrative expenses partially offset by the favorable impact of a reduction in the fiscal 2018 effective tax rate to 33.7% as a result of the Tax Cuts and Jobs Act (the "Tax Act").

Sales were $413,551,000 in the fourth quarter of fiscal 2018 compared to $410,683,000 in the fourth quarter of fiscal 2017. Sales increased due to the opening of the Bronx, New York City store on June 28, 2018 partially offset by a decrease in same store sales of 0.3%. Same store sales decreased due primarily to two competitor store openings. New stores and replacement stores are included in same store sales in the quarter after the store has been in operation for four full quarters.  Store renovations and expansions are included in same store sales immediately.

Gross profit as a percentage of sales increased to 27.56% in the fourth quarter of fiscal 2018 compared to 27.39% in the fourth quarter of fiscal 2017 due primarily to increased departmental gross margin percentages (.11%) and more favorable product mix (.03%).

Operating and administrative expense as a percentage of sales increased to 23.80% in the fourth quarter of fiscal 2018 compared to 22.99% in the fourth quarter of fiscal 2017. Operating and administrative expense as a percentage of sales increased due primarily to payroll investments in service departments and training (.09%), internal payroll (.06%) and non-recurring external consulting fees (.18%) related to the launch of operational proficiency initiatives, pre-opening costs for the Bronx, New York store (.20%), non-recurring assessments from Wakefern (.23%) and increased worker compensation claim costs (.23%). These increases were partially offset by a non-recurring credit accrued related to multi-employer pension benefits (.30%).
Net income was $25,080,000 in fiscal 2018 compared to $22,921,000 in fiscal 2017.  Fiscal 2018 includes a $3,300,000 reduction in deferred tax expense as a result of the Tax Act, an $822,000 (net of tax) non-recurring credit accrued related to multi-employer pension benefits, $877,000 (net of tax) in non-recurring assessments from Wakefern and $695,000 (net of tax) in pre-opening costs related to the Bronx, New York City store. Excluding these items, net income decreased 2% in fiscal 2018 compared to the prior year primarily due to higher operating and administrative expenses partially offset by the favorable impact of a reduction in the fiscal 2018 effective tax rate to 33.7% as a result of the Tax Act.

Sales were $1,612,015,000 in fiscal 2018 compared to $1,604,574,000 in fiscal 2017. Sales increased due to the opening of the Bronx, New York City store on June 28, 2018 and a same store sales increase of 0.2%. Same store sales increased due primarily to continued growth in recently remodeled and expanded stores, inflation and increased promotional spending. These increases were offset primarily by two competitor store openings.

Gross profit as a percentage of sales of 27.23% in fiscal 2018 increased .01% compared to fiscal 2017. Increased departmental gross margin percentages (.07%) and more favorable product mix (.09%) were offset by decreased patronage dividends (.04%) and higher promotional spending (.10%).

Operating and administrative expense as a percentage of sales increased to 23.61% in fiscal 2018 compared to 23.15% in fiscal 2017. Operating and administrative expense as a percentage of sales increased due primarily to payroll investments in service departments and training (.19%), internal payroll (.04%) and non-recurring external consulting fees (.09%) related to the launch of operational proficiency initiatives, pre-opening costs for the Bronx, New York store (.06%), non-recurring assessments from Wakefern (.08%) and increased occupancy costs including snow removal (.05%). These increases were partially offset by a non-recurring credit accrued related to multi-employer pension benefits (.08%).

Exhibit 99.1

Village Super Market operates a chain of 30 supermarkets under the ShopRite name in New Jersey, Maryland, northeastern Pennsylvania and New York City.
Forward Looking Statements
All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of changing energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; disruptions or changes in Wakefern's operations; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; and other factors detailed herein and in the Company’s filings with the SEC.

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Sales	$413,551	$410,683	$1,612,015	$1,604,574

Cost of sales	299,590	298,194	1,173,013	1,167,863

Gross profit	113,961	112,489	439,002	436,711

Operating and administrative expense	98,412	94,435	380,550	371,495

Depreciation and amortization	6,295	6,124	24,999	24,482

Operating income	9,254	11,930	33,453	40,734

Interest expense	(1,119)	(1,109)	(4,460)	(4,452)

Interest income	1,069	778	3,845	2,841

Income before income taxes	9,204	11,599	32,838	39,123

Income taxes	3,193	4,794	7,758	16,202

Net income	$6,011	$6,805	$25,080	$22,921

Net income per share:
Class A common stock:
Basic	$0.47	$0.53	$1.95	$1.80
Diluted	$0.42	$0.47	$1.74	$1.60

Class B common stock:
Basic	$0.30	$0.34	$1.27	$1.16
Diluted	$0.30	$0.34	$1.27	$1.16

Gross profit as a % of sales	27.56%	27.39%	27.23%	27.22%
Operating and administrative expense as a % of sales	23.80%	22.99%	23.61%	23.15%